Exhibit 10.34

[NAME OF EXECUTIVE]

STOCK OPTION AGREEMENT

This Agreement is between                              (the “Executive”) and Host Hotels & Resorts, Inc. (“Company”), a Maryland corporation, and governs an award made to the Executive pursuant to the 1997 Host Marriott Corporation and Host Marriott, L.P. Comprehensive Stock and Cash Incentive Plan, as amended (the “Plan”). The Company and the Executive agree as follows:

1. Stock Option Award. On February     , 2009 (the “Grant Date”) the Company awarded the Executive the option to purchase                             shares of the Company’s Common Stock (the “Option”) at an exercise price equal to $         per share (the “Per Share Exercise Price”), which shall vest and become exercisable according to the terms and conditions of this Agreement. This Option is not intended to be an Incentive Stock Option.

2. Vesting. The Option will vest and may be exercised on and after December 31, 2009. Except as provided in Section 5, upon Executive’s termination of employment with the Company (“Termination of Service”) his or her right to vest in the Option shall terminate and any unvested portion of the Option shall be forfeited.

3. Exercise Period. The Option may not be exercised until vested. Once vested, the Option may be exercised in whole or any part, at any time, but may only be exercised for whole shares. However, the vested portion of the Option must be exercised, if at all, prior to the earlier of:

(a)	one year following Executive’s Termination of Service with the Company by reason of death or Disability;

(b)	three months following Executive’s Termination of Service for any reason other than death or Disability; and

(c)	the tenth anniversary of the Grant Date;

and if not exercised prior thereto shall terminate and no longer be exercisable.

4. Exercise Terms. The Option will be deemed exercised upon Executive’s completing the exercise procedures established by the Company and payment of the Per Share Exercise Price for each share of Common Stock being purchased upon exercise of the Option, plus any applicable tax withholding to the Company as provided in Section 6 below. Payment may be made in (a) cash; (b) with the consent of the Committee, shares of Common Stock having a Fair Market Value equal to the aggregate exercise price, or (c) broker assisted cashless exercise, as permitted by the Plan.

5. Termination Policy. This Agreement is not an employment contract. This Agreement is, however, a contract creating enforceable rights between the Company (and any successor) and the Executive regarding the Option. This Agreement is subject to the “Host Hotels & Resorts, Inc. Severance Plan for Executives” (the “Severance Plan”), attached hereto as Exhibit A. If the Executive’s employment with the Company is terminated for Cause (as defined in the

[Name of Executive]

Stock Option Agreement

Severance Plan) or by the Executive without Good Reason (as defined in the Severance Plan), then the unvested portion of the Option shall be forfeited and no longer exercisable. If the Executive’s employment with the Company is terminated by (i) reason of the Executive’s death, (ii) Disability, (iii) the Company without Cause or (iv) the Executive with Good Reason, then all shares subject to the Option shall vest and become exercisable.

6. Withholding. The Company has the authority to deduct or withhold, or require the Executive to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign taxes arising from exercise or vesting of the Option. Executive may satisfy such tax withholding obligation, in whole or in part, by either: (i) electing to have the Company withhold shares otherwise to be delivered with a Fair Market Value equal to the minimum amount of the tax withholding obligation; (iii) paying the withholding amount in cash to the Company; or (iii) with the consent of the Committee surrendering to the Company previously owned Common Stock with a Fair Market Value equal to the minimum amount of the tax withholding obligation.

7. Not Transferable. Except as otherwise permitted by the Plan, this option is not transferable except by will or the laws of descent and distribution.

8. Other Long-Term Incentive Awards. The Executive understands and agrees that the Option granted pursuant to this Agreement and the Restricted Shares granted under the Agreement dated February 5, 2009 are in lieu of any other awards of long-term incentives or supplemental long-term incentives of stock options and deferred bonus stock awards for the period 2009 – 2011, and that the Executive is not entitled to receive any additional stock options award, deferred bonus stock awards or additional restricted stock award during that period (other than awards granted and still in effect prior to January 31, 2009). The Committee reserves the right to make additional long-term incentive awards to individuals in cases where it believes doing so is in the best interests of the Company and its shareholders.

9. The Plan. The Option is granted in accordance with and subject to the Plan. The terms of this Agreement are intended to be in full accordance with the Plan. However, in the event of any potential conflict between any term of this Agreement and the Plan, this Agreement shall automatically be amended to comply with the terms of the Plan. All defined terms used in this Agreement which are otherwise not defined herein shall have the meaning set forth in the Plan.

10. Modifications to the Agreement. This Agreement represents the full and complete understanding between the Executive and the Company and this Agreement cannot be modified or changed by any prior or contemporaneous or future oral agreement of the parties. This Agreement shall only be modified by the express written agreement of the parties.

11. Governing Law. This Agreement shall be governed by the law of the State of Maryland without regard to choice of law or conflict of law rules.

[Name of Executive]

Stock Option Agreement

12. Designation of Beneficiary. The Executive may designate a beneficiary in the space provided at the end of this Agreement.

13. No Guarantee of Continued Service. BY SIGNING THIS AGREEMENT EXECUTIVE KNOWLEDGE AND AGREES THAT THE VESTING OF THE OPTION PURSUANT TO THIS AGREEMENT IS EARNED ONLY BY CONTINUING AS AN ELIGIBLE INDIVIDUAL AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). EXECUTIVE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN ELIGIBLE INDIVIDUAL FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH HIS OR HER RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE RELATIONSHIP AS AN ELIGIBLE INDIVIDUAL AT ANY TIME, WITH OR WITHOUT CAUSE.

14. Confidential Information. In consideration of the grant of the Option the Executive hereby agrees that the Company has made and will make available to the Executive, and the Executive will have access to, certain Confidential Information of the Company and its affiliates. The Executive acknowledges and agrees that any and all Confidential Information learned or obtained by the Executive during the course of the Executive’s employment with the Company or otherwise, whether developed by the Executive alone or in conjunction with others or otherwise, shall be and is the property of the Company and its affiliates. Accordingly, the Executive shall at all times keep all Confidential Information confidential and will not use such Confidential Information other than in connection with the Executive’s discharge of his/her employment with the Company, and will safeguard the Confidential Information from unauthorized disclosure. This covenant is not intended to, and does not limit in any way the Executive’s duties and obligations to the Company under statutory and common law not to disclose or make personal use of the Confidential Information or trade secrets. For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company, and its affiliates, including, without limitation, the Company’s contractor, customer, supplier and vendor lists and information, marketing strategies, pricing policies or characteristics, product or product specifications, designs, software systems, leasing costs, cost of equipment, business or business prospects, plans, proposals, codes, marketing studies, research, reports, investigations, trade secrets or other information of similar character. For purposes of this Agreement, Confidential Information shall not include (i) information which is generally available to the public, (ii) information obtained by the Executive from third persons other than employees of the Company, its subsidiaries, and affiliates not under agreement to maintain the confidentiality of the same, and (iii) information which is required to be disclosed by law or legal process.

[Name of Executive]

Stock Option Agreement

Accepted by the Executive:	For the Company:

[Name]
Date:	Date:

Beneficiary:

Relationship:

4